Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of The Signing Machine Company, Inc.'s Form S-3 (Nos. 333-269183 and 333-259341) and Form S-8 (No. 333-268106) of our report dated July 14, 2023, on our audits of the consolidated financial statements as of March 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about July 14, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 14, 2023